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                                                                      Exhibit 99

                            CHICAGO TITLE CORPORATION
                          EMPLOYEE STOCK PURCHASE PLAN

                             .......................

Section 1.  Purpose of the Plan

            The purpose of the Chicago Title Corporation Employee Stock Purchase Plan (the "Plan") is to provide employees of Chicago Title Corporation ("Chicago Title") and designated Subsidiaries an opportunity to acquire a proprietary interest in Chicago Title through the purchase of shares of the common stock, $1.00 par value, of Chicago Title ("Common Stock"). It is intended that the Plan qualify as an "employee stock purchase plan" under Section 423 of the Internal Revenue Code of 1986, as amended ("Code"), and the provisions of the Plan shall be construed accordingly.

Section 2. Definitions

            For purposes of the Plan, the following terms shall be defined as set forth below:

            (a) "Business Day" means each day that the New York Stock Exchange, Inc. (or such other exchange on which Common Stock is principally traded on the date of reference) is open for the transaction of business.

            (b) "Corporate Transaction" means either:

                  (i) a merger or consolidation in which securities possessing more than fifty percent (50%) of the total combined voting power of Chicago Title's outstanding securities are transferred to a person or persons different from the persons holding those securities immediately prior to such transaction; or
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                  (ii) the complete liquidation or dissolution of Chicago Title.

            (c) "Fair Market Value" means, with respect to Common Stock, the mean of the high and low sales prices of Common Stock on the relevant date as reported on the stock exchange or market on which the Common Stock is primarily traded, or if no sale is made on such date, then the Fair Market Value is the weighted average of the mean of the high and low sales prices of Common Stock on the next preceding day and the next succeeding day on which such sales were made, as reported on the stock exchange or market on which Common Stock is primarily traded.

            (d) "Participating Company" shall mean Chicago Title and each Subsidiary which the Committee has designated to participate in the Plan.

            (e) "Offering Period" means each period which begins on a Commencement Date and ends on a Purchase Date during which Eligible Employees may purchase Common Stock pursuant to an Offering under the Plan.

            (f) "Commencement Date" shall mean the first Business Day of each Offering Period.

            (g) "Eligible Employee" means any person who, on a Commencement Date, (i) is customarily employed by any Participating Company as an employee for more than twenty (20) hours per week and for more than five (5) months in any calendar year, and (ii) has completed two (2) years of employment with Chicago Title and any Subsidiary, or such lesser periods as the Committee may from time to time establish with respect to an Offering.

            (h) "Purchase Date" shall mean the last Business Day of each Offering Period.


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            (i) "Offering" means any proposal made in accordance with the terms and conditions of the Plan permitting Eligible Employees to purchase Common Stock under the Plan during an Offering Period.

            (j) "Subsidiary" shall mean any corporation which is a "subsidiary" of Chicago Title, as that term is defined in Section 424(f) of the Code.

Section 3. Administration of the Plan

            The Plan shall be administered by the Compensation Committee of the Board of Directors of Chicago Title (the "Committee"). Any action of the Committee in administering the Plan shall be final, conclusive and binding on all persons, including Chicago Title, its Subsidiaries, employees, persons claiming rights from or through employees and the stockholders of Chicago Title.

            Subject to the provisions of the Plan, the Committee shall have full and final authority in its discretion (a) to designate the Subsidiaries whose employees will participate in the Plan, (b) to determine the maximum number of shares of Common Stock to be acquired by each Eligible Employee during each Offering Period, (c) to determine the terms and conditions of each Offering; (d) to determine the length of each Offering Period and the Commencement Date thereof; (e) to correct any defect or supply any omission or reconcile any inconsistency in the Plan; (f) to adopt, amend and rescind such rules and regulations as, in its opinion, may be advisable in the administration of the Plan and the conduct of each Offering; and (g) to make all other determinations as it may deem necessary or advisable for the administration of the Plan.


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Section 4. Participation in the Plan

            (a) Only individuals who are an employee of Chicago Title or a Subsidiary shall be eligible to acquire Common Stock pursuant to any Offering under the Plan. Except as provided in paragraph (b) hereof, every Eligible Employee (as established by the Committee) on the Commencement Date of an Offering shall be eligible to participate in such Offering, provided such individual remains an Eligible Employee until the Purchase Date.

            (b) Notwithstanding any provisions of the Plan to the contrary, no Eligible Employee shall be eligible to participate in any Offering if:

      (i) on the Commencement Date, such Eligible Employee (or any other person whose stock would be attributed to such Eligible Employee pursuant to
      Section 424(d) of the Code) would own stock and/or hold outstanding options to purchase stock possessing five (5) percent or more of the total combined voting power or value of all classes of stock of Chicago Title or a Subsidiary; or

      (ii) the Eligible Employee belongs to a class or group of Eligible Employees that the Committee deems ineligible for participation in any Offering (as the Committee may do from time to time), so long as the exclusion of such class or group of Eligible Employees from participation in an Offering does not jeopardize the qualification of the Plan under
      Section 423 of the Code or other applicable law.

Section 5. Offerings


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            (a) The Plan shall be implemented by a series of Offerings to all
Eligible Employees, the duration and frequency of which will be specified from time to time by the Committee.

            (b) Each Offering shall permit each Eligible Employee to purchase on the Purchase Date Common Stock at a purchase price per share which shall not be less than the lower of (i) eighty-five percent (85%) of the Fair Market Value of the Common Stock on the Commencement Date, or (ii) eighty-five percent (85%) of the Fair Market Value of Common Stock on the Purchase Date.

            (c) No Offering Period pursuant to the Plan shall be for a period greater than 27 months from the Commencement Date.

            (d) All Eligible Employees participating in an Offering under the Plan shall have the same rights and privileges, except that the Committee may from time to time provide for differences in the rights and privileges of Eligible Employees so long as such differences do not jeopardize the qualification of the Plan under Section 423 of the Code or violate other applicable law.

Section 6. Shares Available under the Plan

            (a) Subject to the provisions of Section 7 hereof, the aggregate number of shares of Common Stock available for purchase pursuant to all Offerings under the Plan shall not exceed 1,000,000 shares. Shares of Common Stock to be purchased under the Plan may be either authorized but unissued shares of Common Stock or shares of Common Stock held as treasury shares.


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            (b) If the total number of shares of Common Stock to be purchased on any Purchase Date when added to the number of shares of Common Stock previously issued pursuant to Offerings under the Plan exceeds the maximum number of shares then available under the Plan, the Committee shall make a pro rata allocation of the shares available for purchase in such Offering in as nearly a uniform manner as shall be practicable and as it shall determine to be equal, and the amounts received from each Eligible Employee in excess of the amounts applied to purchase Common Stock shall be refunded to each Eligible Employee.

Section 7. Adjustments upon Changes in Capitalization

            In the event that the Committee determines that any stock dividend, recapitalization, forward split or reverse split, reorganization, merger, consolidation, spin-off, combination share exchange or other similar corporate transaction or event, affects the Common Stock such that an adjustment is appropriate in order to prevent dilution or enlargement of the rights of Eligible Employees under the Plan, then the Committee shall, in such manner as it may deem equal, adjust any or all of (i) the number and kind of shares of Common Stock which may thereafter be available under the Plan, (ii) the number and kind of shares of Common Stock issuable in respect of any current Offering, and (iii) the purchase price relating to any purchase of Common Stock to be acquired in any Offering; provided, however, that no adjustment shall be made if, or to the extent that, such adjustment would cause the Plan to violate
Section 423 of the Code.

Section 8. Accrual Limitations

            No Eligible Employee shall be entitled to accrue rights to acquire Common Stock in any Offering under this Plan (which right shall accrue on the Commencement Date for an


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Offering Period) if and to the extent such accrual, when aggregated with (i)
rights to purchase Common Stock accrued under any other Offering under this Plan during the same calendar year and (ii) rights accrued under any other employee stock purchase plan (within the meaning of Section 423 of the Code) of Chicago Title or any Subsidiary during the same calendar year, would cause such Eligible Employee to be able to purchase more than Twenty-Five Thousand Dollars ($25,000) worth of Common Stock or stock of any Subsidiary (determined on the basis of the Fair Market Value of such Common Stock or stock on the Commencement Date or the dates such other rights are granted) for each calendar year such rights are at any time outstanding.

Section 9. General Provisions

            (a) Neither the Plan nor any action taken hereunder shall be construed as giving any employee any right to be retained in the employ of Chicago Title or any Subsidiary, and no employee of any Subsidiary shall have any claim or right to participate in any Offerings under the Plan.

            (b) No right of an Eligible Employee to purchase Common Stock pursuant to an Offering under the Plan shall be assigned or transferred by such Eligible Employee and such rights to purchase Common Stock pursuant to an Offering shall be exercisable during the lifetime of the Eligible Employee only by the Eligible Employee.

            (c) No Offering shall confer on any Eligible Employee any of the rights of a stockholder of Chicago Title unless and until Common Stock is duly issued or transferred to the Eligible Employee in accordance with the terms of the Offering.


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            (d) Upon the date of any Corporate Transaction, any outstanding
Offering under the Plan will terminate and such date shall be treated as the Purchase Date, and in lieu of the issuance of Common Stock to participating Eligible Employees, there shall be paid for each share of Common Stock, as nearly as reasonably may be determined, the cash, securities and/or property which a holder of one share of the Common Stock was entitled to receive upon and at the time of such Corporate Transaction.

            (e) The validity and construction of the Plan and the terms of each Offering shall be governed by the laws of the State of Delaware.

Section 10. Effective Date; Amendment; Termination

            (a) The Plan shall become effective if and when approved by the stockholders of Chicago Title.

            (b) The Board of Directors of Chicago Title may terminate the Plan or amend the Plan from time to time; provided, however, that the Board of Directors of Chicago Title shall not, without the approval of the stockholders of Chicago Title (i) increase the number of shares available for purchase pursuant to all Offerings, (ii) change the class of persons eligible to participate in Offering under the Plan, or (iii) reduce the purchase price of Common Stock below that set forth in Section 5(b) herein.

            (c) Unless sooner terminated as provided in paragraph (b) above, the Plan shall terminate when all shares available for issuance under the Plan have been purchased pursuant to an Offering under the Plan, or the date of any Corporate Transaction, if earlier.


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